EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Auxer Group, Inc., West Paterson, New Jersey

We have issued our report dated March 23, 2000,

relating to the financial statements of The Auxer

Group, Inc. for the years ended December 31, 1999

and December 31, 1998 appearing in the Company's

Form 10-SB. We have issued our report dated May

10, 2000, relating to the financial statements of

The Auxer Group, Inc. for the quarter ended March

31, 2000 appearing in the Company's Form 10-QSB

for the quarter ended march 31, 2000. Such

reports have been incorporated by reference in

this Registration Statement. We consent to the

incorporation by reference in this Registration

Statement on Form S-8 of the aforementioned

reports and to the use of our name as it appears

under the caption "Experts."

Edelman & Kalosieh, Certified Public Accountants,

P.A.

By: /s/ Edelman & Kalosieh, CPAs, P.A.

Edelman & Kalosieh, CPAs, P.A.

Fair Lawn, New Jersey

August 11, 2000